Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Big Digital Energy, Inc. of our report dated March 31, 2026, relating to the consolidated financial statements of Big Digital Energy, Inc. (formerly Mawson Infrastructure Group Inc.) appearing in the Annual Report on Form 10-K of Big Digital Energy, Inc. (formerly Mawson Infrastructure Group Inc.) for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

July 20, 2026